NEWS RELEASE

POPE RESOURCES IS ENGAGED IN DISCUSSIONS REGARDING POTENTIAL TRANSACTION

POULSBO, WA, November 5, 2019 /PRNewswire/ - Pope Resources (Nasdaq:POPE) announced today that it is engaged in discussions with parties regarding a potential transaction, which may include a merger or an acquisition of Pope Resources.

No definitive agreement has been reached and there can be no assurances that any transaction will result from these discussions or as to the terms, timing or approval of any such transaction that may be proposed. Pope Resources does not intend to make any additional comments regarding this matter unless and until a definitive agreement has been reached or Pope Resources determines that further disclosure is required or beneficial.

Centerview Partners is serving as financial advisor.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,000 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 141,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 165 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains forward looking statements regarding the Partnership’s strategic discussions. All statements in this release, other than statements of historical fact, should be considered forward-looking in nature. Because these statements describe or relate to events that may happen in the future, they are uncertain of occurrence and are therefore inherently unreliable, and some or all of these events may not come to pass. Accordingly, readers should not interpret or infer from these statements that a transaction will be consummated or, if consummated, that any such transaction will occur in the near future. Our future actions and actual performance may vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual events to differ include the actions of our prospective transaction partners, the responses of our unitholders, our general and limited partners, and the owners of our general partners to any proposal to engage in such a transaction, and uncertainties associated with the actions of others. Many of these prospective events are beyond our ability to control or anticipate, and any or all such factors may affect the outcome of our strategic discussions. Further, any announcement that we have abandoned this process or that we will not engage in a sale transaction may have a material adverse effect on the trading price of our limited partner units and the related depositary receipts. Other factors that may from time to time affect the value of our securities are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors," and in our other filings with the Securities and Exchange Commission from time to time.

Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Contacts

Dan Katcher / Jamie Moser
Joele Frank, Wilkinson, Brimmer Katcher
(212) 355-4449